Exhibit 10.53

Lucy Rutishauser, the Company's Vice President of Corporate Finance and Treasurer, is a party to an employment agreement with the Company dated March 2001, a copy of which is attached to this Exhibit 10.53. Pursuant to the terms of the agreement, Ms. Rutishauser's base salary is reviewed annually and for fiscal year 2005, has been set at $238,750. Ms. Rutishauser and the Company have agreed that she will not receive a bonus for the year ended December 31, 2005.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of this 19th day of March, 2001, between Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”), and Lucy Rutishauser (“Employee”).

RECITALS

A.            SBG, through its wholly-owned subsidiaries, owns or operates television broadcast stations.

B.            SBG, pursuant to an Employment Agreement dated December 8, 1998, which Employment Agreement was amended by that certain Letter Agreement dated March 30, 2000 (collectively, the “Previous Employment Agreement”), employed Employee as Assistant Treasurer of SBG.

C.            Employee has been promoted to the position of Treasurer of SBG, and SBG and Employee desire to set forth the terms of employment of Employee with SBG as Treasurer of SBG.

D.            It is the intention of SBG and Employee that this Agreement supersede and replace the Previous Employment Agreement.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.             Duties.

1.1.  Duties Upon Employment.  Upon the terms and subject to the other provisions of this Agreement, commencing on the date hereof (the “Effective Date”), Employee will be employed by SBG in Cockeysville, Maryland as Treasurer of SBG.  As Treasurer, Employee will

(a)  report to SBG’s Chief Financial Officer; and

(b)  have such responsibilities and perform such duties as may from time to time be established by SBG’s Chief Financial Officer or other senior officers.

1.2.  Full-Time Employment.  While an employee of SBG, Employee agrees to devote Employee’s full working time, attention, and best efforts exclusively to the business of SBG and its subsidiaries.

2.             Term.

2.1.  Term.  The term of Employee’s employment as the Treasurer of SBG under this Agreement (the “Employment Term”) will begin on the Effective Date and continue until employment is terminated in accordance with Section 4.  As used in this Agreement, an “employment year” is a twelve (12) month period beginning on January 1 and ending on the next following December 31; provided, however, that the first “employment year” shall begin on the Effective Date and shall end on December 31, 2001.

2.2.  At Will Employment.  Notwithstanding anything else in this Agreement, including, without limitation, the provisions of Sections 2.1. and 3 regarding the employment term and compensation and benefits of Employee, respectively, the employment of Employee is not for a specified period of time, and SBG may terminate the employment of Employee with or without Cause (as defined below) at any time.  There is not, nor will there be, unless in a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

3.             Compensation and Benefits.

3.1.  Compensation.  Employee shall be entitled during each employment year to the compensation determined by the Chief Executive Officer of SBG in connection with SBG’s Compensation Committee.  During the first year, Employee shall be compensated at a per annum rate of One Hundred Fifty Three Thousand Dollars ($153,000.00).

3.2.  Bonus.  In calendar year beginning January 1, 2001 and for each subsequent calendar year of the Employment Term, Employee may receive a bonus of up to twenty five percent (25%) of the salary paid to Employee in such calendar year (except for the first year of employment, such bonus shall be prorated from the Effective Date), such bonus to be determined in the sole discretion of the Chief Financial Officer in consultation with the Compensation Committee.

3.3.  Vacation.  While employed by SBG, Employee shall be entitled to three (3) weeks of paid vacation leave per year during the Employment Term, unless the policies of SBG would allow Employee more than three (3) weeks vacation, in which case Employee shall be allowed the longer vacation period under SBG’s policies.

3.4.  Health Insurance and Other Benefits.  During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by SBG for its employees generally, and Employee shall be eligible to participate in other employee benefits plans and to receive personal days and sick leave that may from time to time be provided by SBG to its employees generally.

3.5.  Tax Issues.  To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee by SBG, and Employee will keep such records regarding uses of these benefits as SBG reasonably requires and will furnish SBG all such information as may be reasonably requested by SBG with respect to such benefits.

3.6.  Expenses.  SBG will pay or reimburse Employee from time to time for all expenses incurred by Employee during the Employment Term on behalf of SBG in accordance with corporate policies established by SBG; provided, that (i) such expenses must be reasonable business expenses, and (ii) Employee supplies to SBG itemized accounts or receipts in accordance with SBG’s procedures and policies with respect to reimbursement of expenses in effect from time to time.

4.             Employment Termination.

4.1.  Termination of Employment.

(a)  The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement which are continuing and will survive the end of the Employment Term, as specified in Section 8.10 of this Agreement) on the earliest to occur of the following events (the “Termination Date”):

(1)           the death of Employee;

(2)           the Disability (as defined in Section 4.1(b) below) of Employee;

(3)           the termination of Employee’s employment by Employee;

(4)           the termination of Employee’s employment by SBG for Cause (as defined in Section 4.1(c) below); or

(5)           the termination of Employee’s employment by SBG without Cause.

(b)  For the purposes of this Agreement, “Disability” means Employee’s inability, whether mental or physical, to perform the normal duties of Employee’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day.  If SBG and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by SBG and designated by SBG, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.

(c)  For the purposes of this Agreement, “Cause” means any of the following:  (i) the wrongful appropriation for Employee’s own use or benefit of property or money entrusted to Employee by SBG, (ii) the commission of any act involving moral turpitude, (iii)

Employee’s continued willful disregard of Employee’s duties and responsibilities hereunder after written notice of such disregard, (iv) Employee’s continued violation of SBG policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse), (v) any action by Employee which is reasonably likely to jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by SBG, or (vi) insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of Employee’s superiors.

4.2.  Termination Payments.

(a)  If Employee’s employment with SBG terminates pursuant to Sections 4.1(a)(1), 4.1(a)(2), 4.1(a)(3), or 4.1(a)(5), Employee (or in the event of the death of Employee, the person or persons designated by Employee in a written instrument delivered to SBG prior to Employee’s death or, if no such written designation has been made, Employee’s estate) will be entitled to receive, and SBG will pay to the same, all of the following:

(1)           the salary payable to Employee through the Termination Date;

(2)           a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by SBG); and

(3)           the benefits, if any, set forth in the Long-Term Incentive Plan, upon the terms and conditions set forth therein, but only to the extent that Employee is entitled to such benefits pursuant to the provisions of the Long-Term Incentive Plan.

(b)  If Employee’s employment with SBG terminates pursuant to Section 4.1(a)(4), Employee will be entitled to receive, and SBG will pay to Employee, the salary payable to Employee through the Termination Date, including pay for accrued but unutilized vacation (and Employee shall not be entitled to any benefits under the Long-Term Incentive Plan).

5.             Confidentiality and Non-Competition.

5.1.  Confidential Information.

(a)  Employee will:

(1)           keep all Confidential Information in trust for the use and benefit of SBG and any affiliate or subsidiary of SBG (collectively, the “SBG Entities”) and broadcast stations owned or operated directly or indirectly by any of the SBG Entities;

(2)           not, except as required by Employee’s duties under this Agreement, authorized by the General Counsel of Sinclair Communications, Inc. or as required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to

SBG of such requirement), at any time during or after the termination of Employee’s employment with SBG, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information (as defined below);

(3)           take all reasonable steps necessary, or reasonably requested by any of the SBG Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the SBG Entities; and

(4)           upon termination of Employee’s employment or at any other time any of the SBG Entities in writing so request, promptly deliver to such SBG Entity all materials constituting Confidential Information relating to such SBG Entity (including all copies) that are in Employee’s possession or under Employee’s control.  If requested by any of the SBG Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

(b)           For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the SBG Entities that is not generally available to the public.  Confidential Information includes all information developed by or for any of the SBG Entities concerning marketing used by any of the SBG Entities, suppliers, any customers (including advertisers) with which any of the SBG Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the SBG Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

5.2.  Non-Competition.

(a)           During the Employment Term and for twelve (12) months thereafter, if Employee’s employment is terminated for any reason other than pursuant to Section 4.1(a)(5), Employee will not, directly or indirectly, engage in the following conduct within any Designated Market Area (as defined below) in which any of the SBG Entities owns or operates a broadcast station immediately prior to such termination:

(i)            participate in any activity involved in the ownership or operation of a television broadcast station (other than, during the term, broadcast stations owned or operated by any of the SBG Entities);

(ii)           hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the SBG Entities or any person who was an employee of any of the SBG Entities within the prior one (1) year period; or

(iii)          solicit, in competition with any of the SBG Entities, the business of any customer of any of the SBG Entities or any entity whose business any of the SBG Entities solicited during the one (1) year period prior to Employee’s termination.

(b)           Notwithstanding anything else contained in this Section 5.2, Employee (1) may own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation and (2) shall not be prohibited from working for any business or enterprise, unless at least 25% of the earnings before interest, taxes, depreciation and amortization of such business or enterprise are attributable to television and radio operations.

(c)           As used herein, “participate” means lending one’s name to, acting as consultant or advisor to, being employed by or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise.

(d)           In the event that (i) SBG places all or substantially all of its broadcast stations up for sale within one (1) year after termination of Employee’s employment hereunder, or (ii) Employee’s employment is terminated in connection with the disposition of all or substantially all of such stations (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to be bound by, the terms and conditions of any non-competition provisions relating to the purchase and sale agreement for such stations, without any consideration beyond that expressed in this Agreement, provided that the purchase and sale agreement is negotiated in good faith with customary terms and provisions, and the transaction contemplated thereby is consummated.  Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2(d) which extend beyond twelve (12) months (including in the case of terminations pursuant to Section 4.1(a)(5)), in each case from the date of termination of Employee’s employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a) (as limited by Sections 5.2(b) and (c) above).

(e)           The twelve (12) month time period referred to above shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of this Section 5.2 of this Agreement so that Employee is restricted from engaging in the conduct referred to in this Section 5.2 for a full twelve (12) months.

(f)            For purposes of this Section 5.2, designated market area shall mean the Designated Market Area (“DMA”) as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

5.3.  Acknowledgment.  Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6) is a condition of Employee’s being employed by SBG, Employee’s having access to Confidential Information, Employee’s being eligible to receive the items referred to in Section 3, Employee’s advancement at SBG, and Employee being eligible to receive other special benefits at SBG; and further, that this Agreement is entered into, and is reasonably necessary, to protect the SBG Entities’ investment in Employee’s training and development, and to protect the goodwill and other business interests of the SBG Entities.

6.             Remedies.

6.1.  Injunctive Relief.  The covenants and obligations contained in Section 5 relate to matters which are of a special, unique, and extraordinary character and a violation of any of the terms of such Section will cause irreparable injury to the SBG Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, the SBG Entities will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate), restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders.  The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5.  The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

6.2.          Cumulative Rights and Remedies.  Rights and remedies provided by Sections 5 and 6 are cumulative and are in addition to any other rights and remedies any of the SBG Entities may have at law or equity.

7.             Absence of Restrictions.  Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with SBG in accordance with the terms and conditions of this Agreement.

8.             Miscellaneous.

8.1.          Attorneys’ Fees.  In any action, litigation, or proceeding (collectively, “Action”) between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party’s costs and expenses, including reasonable attorneys’ fees.

8.2.          Headings.  The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

8.3.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

If to SBG to:	Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030

Attn: Chief Executive Officer

If to Employee to:	Lucy Rutishauser
10706 Beaver Dam Road
Cockeysville, Maryland 21030

or to such other address as will be furnished in writing by any party.  Any such notice or communication will be deemed to have been given as of the date so mailed.

8.4.          Assignment.  SBG may assign this Agreement to any of the SBG Entities, and Employee hereby consents and agrees to be bound by any such assignment by SBG.  Employee may not assign, transfer, or delegate Employee’s rights or obligations under this Agreement and any attempt to do so is void.  This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee.  No other third parties, other than SBG Entities, shall have, or are intended to have, any rights under this Agreement.

8.5.          Counterparts.  This Agreement may be signed in one or more counterparts.

8.6.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE.)

8.7.          Severability.  If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly, and enforced as reformed or modified, in any proceeding brought to enforce such provision.  Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

8.8.          Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement, including, but not limited to, the Previous Employment Agreement.  This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought.

8.9.          Interpretation.  This Agreement is being entered into among competent and experienced business professionals (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

8.10.        Continuing Obligations.  The following provisions of this Agreement will continue and survive the termination of this Agreement:  4.2, 5, 6, 7 and 8.

8.11.        Taxes.  SBG may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.

8.12.        Arbitration and Extension of Time.  Except as specifically provided in Section 6, any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in Baltimore, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the Maryland Uniform Arbitration Act, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence, and legal counsel.  Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s).  Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

THIS AGREEMENT CONTAINS A WAIVER OF YOUR RIGHT TO A TRIAL BY COURT OR JURY IN EMPLOYMENT DISPUTES.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David B. Amy

Its:	EVP/CFO

/s/ Lucy A. Rutishauser
Lucy Rutishauser